Exhibit (a)(44)

To the Shareholders of HEI, Inc.:

You may have noticed a pattern in which HEI lives "contract to contract" - they get a customer, lose the customer, then scramble to replace the customer.

July 8, 1998 - "our knowledge and expertise enabled us to successfully exit the disk drive portion of our business last year..." - Eugene W. Courtney, CEO of HEI.

"We define 'success' differently. Losing 50% of stockholder value is not 'success' under any circumstances. In our own business, a $10,000 investment five years ago is worth more than $100,000 today. A $10,000 investment in HEI over the same period is worth only $7,000 today." - Anthony J. Fant.

[Area graph showing the month-end HEI stock price from 1/1/97 to 6/30/98. The graph indicates the following event: Reuters, April 7, 1997 - HEI announces that it has "received notice from its largest customer to begin phasing out production," leading HEI to exit the disk drive business.]

IT'S TIME TO REDEFINE SUCCESS AT HEI.

Your vote is important! Return the GREEN proxy card today. If you have questions or need assistance voting your shares, please contact Beacon Hill Partners at (800) 253-3814.

FANT INDUSTRIES INC.